SUBSCRIPTION

AGREEMENT

FOR CLASS I COMMON SHARES OF BENEFICIAL INTEREST OF

Fidelity Multi-Strategy Credit Fund

The undersigned hereby subscribes for and agrees to purchase 10,000 Class I common shares of beneficial interest, $0.01 par value per share (the “Class I Common Shares”), of Fidelity Multi-Strategy Credit Fund, a Delaware statutory trust (the “Trust”), at a price of $10.00 per Class I Common Share, and request to assign ownership and purchases in such names and with such specifications as are set forth on Schedule A attached hereto, and hereby agrees to contribute cash to the Trust on the date hereof as consideration for the Class I Common Shares in the amount of $100,000.00 with a trade date of 03/20/2023 (the “Consideration”).

The undersigned further agrees to execute and deliver any and all documents or certificates necessary to transfer the Consideration to the Trust in full payment for the Common Shares subscribed for hereunder.

Date:

FMR LLC

/s/ Michael Kearney

Authorized Signer name: Michael Kearney

Title: Treasurer

Schedule A

SS&C Account Information -

Registration - Full Name:	FMR LLC

Account Type & Description: (Individual, Joint, Trust)	Corporation

Date of Birth:	N/A

Social Security Number:	04-3532603

Street Address:	245 Summer Street

Fund Affiliation (Y/N):

Amount of Shares/Class:	10,000 shares of Class I

Cost Basis Value of Shares for Transfer: (What value did they purchase the shares for)	$100,000.00

Dividend Election (DRIP or Cash - if Cash, complete bank instructions below):	DRIP

Bank Instructions for Cash Dividend (Only need if elected Cash): Bank Routing#: Bank Account#: Bank Name: Bank Phone#:

Advisor Name:

Dealer/Branch/Rep Information:	Dealer: 9999999, Fidelity Brokerage Services Branch: 000 Rep: 001, Fidelity House Account